CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

October 28, 2005

Date of Report

(Date of Earliest Event Reported)

AXM PHARMA, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31886	20-0745214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7251 West Lake Mead Blvd., Suite 300,

Las Vegas, NV 89128

(Address of principal executive offices (zip code))

(702) 562-4155

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.02 Non –Reliance on Previously Issued Financial Statement or a Related Audit Report or Completed Interim Review

(a) On October 28, 2005, AXM management and the Audit Committee of the Company’s Board of Directors determined that, during the second quarter of 2005, the company improperly recognized approximately $2.8 million of sales revenue and improperly recorded approximately $1.4 million of related costs of revenue.  Such improperly stated revenue and expense figures relate primarily to Sunkist-branded products shipped to and distributed in Hong Kong, China and Taiwan.

As a result, AXM management and the Audit Committee have concluded that AXM’s financial statements for the second quarter should no longer be relied upon and should be restated to eliminate the $2.8 million of sales revenue and $1.4 million of related costs and to make any related adjustments.  The restatement matters have been discussed with Lopez, Blevins, Bork & Associates LLP, the Company's independent public accountants, which has advised the Company that it concurs with its conclusions. The Company will file an amended report on Form 10-Q/A for the period being restated.

On October 31, 2005, the Company issued a press release relating to the restatement and a copy is attached as Exhibit 99.1 to this Current Report.

The Audit Committee has also undertaken an internal investigation to ascertain the reasons for the Company’s improper recognition of revenue and to identify material weaknesses in the Company’s internal controls over financial reporting which may have contributed to the problem.

Section 9 – Financial Statements and Exhibits

Item 9.01:  Financial Statements and Exhibits

(c) Exhibits

Exhibit No.

Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

November 1, 2005	AXM Pharma, Inc.
By: /s/ Wei Shi Wang Wei Shi Wang, CEO